Artisan Partners Asset Management Inc. Reports 1Q19 Results
Milwaukee, WI - April 30, 2019 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three months ended March 31, 2019 and declared a quarterly dividend.
Chairman and CEO Eric Colson said, “As a high value-added investment firm, our purpose is to compound wealth and add value for our clients, net of fees. Looking across our firm today, we are better positioned than ever to fulfill that purpose and deliver differentiated, long-term outcomes for clients. We have stable investment talent, strong track records and relevant investment strategies with high degrees of freedom.
“We have developed a business management team, operating model and investment team resource structure that has consistently generated high value-added outcomes. We are nine-for-nine in terms of launching and developing successful investment teams. Since 2013, we have made important investments in new and existing talent and differentiated investment capabilities, significantly increasing our firm-wide capacity and growth potential.
“On average, our 9 investment strategies with track records of at least 10 years have outperformed their broad-based benchmarks by 237 basis points per year, net of fees, since inception. Our newer strategies have also added value for clients. Since inception and net of fees, the High Income, Developing World, Thematic and Global Discovery strategies have out-performed their broad-based benchmarks by 166, 442, 1,683, and 739 basis points, per year.
“As in any competitive industry, the sustainability of an investment management firm ultimately rests on its ability to add value for clients. We are proud of our track record in this regard, and we are dedicated to continuing to improve it. The alpha we generate pays pensions, funds retirements, supports education and, in general, improves people’s lives.
“Sustainability is increasingly top-of-mind for our clients, employees and shareholders. In our 2018 Annual Report, we elaborate on what sustainability means to us and describe our commitment and approach to delivering long-term results for all of our stakeholders. Looking forward, we are reviewing the sustainability and ESG resources available to our investment teams, improving transparency on these topics across the firm and fulfilling the commitments we made last year when we joined the U.N.-supported Principles for Responsible Investment.
“In addition to those initiatives, we are actively assessing the myriad changes occurring in the investment and wealth management marketplace to identify trends that align with Who We Are as a high value-added, long-term oriented investment firm. These trends include the evolving models for working with intermediaries and platforms, increased globalization and digitization, active ETFs, smaller-balance SMAs and other investment vehicles.
“We have always taken a deliberative approach. We don’t guess. We prioritize maintaining our high value-added investment offering. We then look for the best ways to connect with long-duration asset owners, communicate and partner with them in relevant, high value-added ways and deliver our services efficiently to meet their varied needs.
“We expect that some of the emerging trends will crystalize into long-term opportunities similar to prior opportunities we capitalized on, such as talent free agency, open architecture, the growth of the wealth channel, globalization and investment degrees of freedom.
“Contrary to what the headlines suggest, this is an exciting time to be a high value-added investment manager. Given the quality of our investment offering, the disruption all around us presents many opportunities to better serve our clients, further differentiate our firm and ultimately grow and sustain our business.”

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$107.8	$96.2	$114.8
Average	104.9	105.0	118.3

Consolidated Financial Results (GAAP)
Revenues	$187.0	$191.5	$212.0
Operating income	57.7	64.2	80.0
Operating margin	30.9%	33.5%	37.7%
Net income attributable to Artisan Partners Asset Management Inc.	$31.5	$32.5	$41.3
Basic and diluted earnings per share	0.47	0.57	0.75

Adjusted[1] Financial Results
Adjusted EBITDA[2]	$60.2	$66.2	$81.6
Adjusted net income	42.3	47.4	59.3
Adjusted earnings per adjusted share	0.55	0.61	0.78

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

Assets Under Management Increased to $107.8 billion
AUM increased to $107.8 billion at March 31, 2019, an increase of $11.6 billion, or 12.0%, compared to $96.2 billion at December 31, 2018, as a result of $12.7 billion in market appreciation partially offset by $1.1 billion of net client cash outflows.
Average AUM for the March 2019 quarter and December 2018 quarter was $104.9 billion and $105.0 billion, respectively, which was approximately an 11% decrease from the average of $118.3 billion for the March 2018 quarter.
March 2019 Quarter Compared to December 2018 Quarter
GAAP net income was $31.5 million, or $0.47 per basic and diluted share, in the March 2019 quarter, compared to net income of $32.5 million, or $0.57 per basic and diluted share, in the December 2018 quarter. Adjusted net income was $42.3 million, or $0.55 per adjusted share, in the March 2019 quarter, a decrease of 11% compared to adjusted net income of $47.4 million, or $0.61 per adjusted share, in the December 2018 quarter.
Operating margin declined to 30.9% in the March 2019 quarter from 33.5% in the December 2018 quarter primarily due to lower revenues as a result of two less billing days and higher seasonal expenses.

•	Revenues of $187.0 million in the March 2019 quarter decreased $4.5 million, or 2%, from $191.5 million in the December 2018 quarter primarily due to two fewer calendar days.

•
Operating expenses of $129.3 million in the March 2019 quarter increased $2.0 million, or 2%, from $127.3 million in the December 2018 quarter primarily as a result of a $4.3 million increase in seasonal expenses and a $2.0 million occupancy charge related to exiting an office space during the March 2019 quarter. Seasonal expenses include employer funded retirement and health care contributions, payroll taxes, and non-employee director compensation. These increases were partially offset by a decrease in expense related to the Non-U.S. Small-Mid Growth strategy.

March 2019 Quarter Compared to March 2018 Quarter
GAAP net income was $31.5 million, or $0.47 per basic and diluted share, in the March 2019 quarter, compared to net income of $41.3 million, or $0.75 per basic and diluted share, in the March 2018 quarter. Adjusted net income was $42.3 million, or $0.55 per adjusted share, in the March 2019 quarter, a decrease of 29% compared to adjusted net income of $59.3 million, or $0.78 per adjusted share, in the March 2018 quarter.
Operating margin was 30.9% for the March 2019 quarter compared to 37.7% for the March 2018 quarter. The March 2019 quarter was negatively impacted by lower average AUM and higher occupancy charges.

•	Revenues of $187.0 million in the March 2019 quarter decreased $25.0 million, or 12%, from $212.0 million in the March 2018 quarter primarily due to lower average AUM in the March 2019 quarter.

•
Operating expenses of $129.3 million in the March 2019 quarter decreased $2.7 million, or 2%, from $132.0 million in the March 2018 quarter primarily as a result of lower compensation and third-party distribution expense due to decreased revenues and lower equity-based compensation expense. These decreases were partially offset by an increase in occupancy expense related to investment team relocations and compensation expense related to merit increases and additional employees.

Capital Management & Balance Sheet
Cash and cash equivalents were $152.2 million at March 31, 2019 compared to $160.5 million at December 31, 2018. The Company paid a variable quarterly dividend of $0.56 per share of Class A common stock and a special annual dividend of $1.03 per share of Class A common stock during the March 2019 quarter. The Company had total borrowings of $200.0 million at March 31, 2019 and December 31, 2018.
During the March 2019 quarter, limited partners of Artisan Partners Holdings exchanged 680,793 common units for 680,793 Class A common shares. The exchanges increased the Company’s public float of Class A common stock by 680,793 shares, or 1.3%.
Total stockholders’ equity was $93.0 million at March 31, 2019 compared to $140.5 million at December 31, 2018. The Company had 55.6 million Class A common shares outstanding at March 31, 2019.
The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.6X at March 31, 2019.
A new lease accounting standard was adopted on January 1, 2019, which resulted in operating lease assets of $95.9 million and operating lease liabilities of $107.5 million to be recorded on the Statement of Financial Condition as of March 31, 2019. The new lease accounting standard had no impact on the Statement of Operations.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.55 per share of Class A common stock with respect to the March 2019 quarter. The dividend will be paid on May 31, 2019 to shareholders of record as of the close of business on May 17, 2019. Based on our projections and subject to change, we expect some portion of the 2019 dividend payments to constitute a return of capital for tax purposes.
The variable quarterly dividend of $0.55 per share represents approximately 80% of the cash generated in the March 2019 quarter. Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. After the end of the year, our board expects to consider paying a special dividend that will take into consideration total annual cash generation, business conditions, and the amount of cash we want to retain at that time.

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Conference Call
The Company will host a conference call on May 1st, at 11:00 a.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chairman and Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10129720. A replay of the call will be available until May 8, 2019 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 10129720. An audio replay will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 20, 2019. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.

Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a Composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the Composite. Fees may be higher for certain pooled vehicles, and the Composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Composite data shown for the Artisan High Income strategy is represented by a single account.

None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.

Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Exhibit 1

Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$114.3	$119.7	$133.8
Separate accounts	72.6	71.2	78.2
Performance fees	0.1	0.6	—
Total revenues	187.0	191.5	212.0

Operating expenses
Compensation and benefits	99.3	98.5	105.2
Distribution, servicing and marketing	5.4	6.1	7.0
Occupancy	7.6	5.1	3.9
Communication and technology	9.4	10.0	8.7
General and administrative	7.6	7.6	7.2
Total operating expenses	129.3	127.3	132.0
Operating income	57.7	64.2	80.0
Interest expense	(2.8)	(2.7)	(2.8)
Net investment gain (loss) of consolidated investment products	2.3	(3.8)	6.3
Net investment income	2.0	(0.4)	0.4
Total non-operating income (expense)	1.5	(6.9)	3.9
Income before income taxes	59.2	57.3	83.9
Provision for income taxes	9.4	9.1	12.2
Net income before noncontrolling interests	49.8	48.2	71.7
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	17.3	17.8	26.1
Less: Net income attributable to noncontrolling interests - consolidated investment products	1.0	(2.1)	4.3
Net income attributable to Artisan Partners Asset Management Inc.	$31.5	$32.5	$41.3

Basic and diluted earnings per share - Class A common shares	$0.47	$0.57	$0.75

Average shares outstanding
Class A common shares	50.1	49.6	47.4
Unvested restricted share-based awards	4.9	4.7	4.5
Total average shares outstanding	55.0	54.3	51.9

Exhibit 2

Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$31.5	$32.5	$41.3
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	17.3	17.8	26.1
Add back: Provision for income taxes	9.4	9.1	12.2
Add back: Net investment (gain) loss of investment products attributable to APAM	(2.9)	2.7	(2.0)
Less: Adjusted provision for income taxes	13.0	14.7	18.3
Adjusted net income (Non-GAAP)	$42.3	$47.4	$59.3

Average shares outstanding
Class A common shares	50.1	49.6	47.4

Assumed vesting or exchange of:
Unvested restricted share-based awards	4.9	4.7	4.5
Artisan Partners Holdings LP units outstanding (non-controlling interest)	22.6	22.9	24.6
Adjusted shares	77.6	77.2	76.5

Basic and diluted earnings per share (GAAP)	$0.47	$0.57	$0.75
Adjusted net income per adjusted share (Non-GAAP)	$0.55	$0.61	$0.78

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$31.5	$32.5	$41.3
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	17.3	17.8	26.1
Add back: Net investment (gain) loss of investment products attributable to APAM	(2.9)	2.7	(2.0)
Add back: Interest expense	2.8	2.7	2.8
Add back: Provision for income taxes	9.4	9.1	12.2
Add back: Depreciation and amortization	2.1	1.4	1.2
Adjusted EBITDA (Non-GAAP)	$60.2	$66.2	$81.6

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), and (2) net investment gain (loss) of investment products. These adjustments also remove the non-operational complexities of the Company’s structure by adding back non-controlling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide more meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:

•
Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), and (2) net investment gain (loss) of investment products. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting assumed federal, state, and local income taxes. The estimated adjusted effective tax rate was 23.5% for the periods presented.

•
Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.

•	Adjusted EBITDA represents adjusted net income before interest expense, income taxes, and depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s seed investments, in both consolidated investment products and unconsolidated investment products. Excluding these non-operating market gains or losses on seed investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.

Exhibit 3

Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	March 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$152.2	$160.5
Accounts receivable	79.3	67.7
Investment securities	20.7	18.1
Deferred tax assets	428.7	429.1
Assets of consolidated investment products	83.7	86.2
Operating lease assets	95.9	—
Other	46.0	43.4
Total assets	$906.5	$805.0

Liabilities and equity
Accounts payable, accrued expenses, and other	$78.9	$39.9
Borrowings	199.3	199.3
Operating lease liabilities	107.5	—
Amounts payable under tax receivable agreements	374.7	369.4
Liabilities of consolidated investment products	16.6	21.6
Total liabilities	777.0	630.2

Redeemable noncontrolling interests	36.5	34.3
Total stockholders’ equity	93.0	140.5
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$906.5	$805.0

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from [1]
	March 31,	December 31,	March 31,	December 31,	March 31,
	2019	2018	2018	2018	2018

Beginning assets under management	$96,224	$116,573	$115,494	(17.5)%	(16.7)%
Gross client cash inflows	4,700	$4,938	5,419	(4.8)%	(13.3)%
Gross client cash outflows	(5,810)	$(9,870)	(6,022)	41.1%	3.5%
Net client cash flows	(1,110)	(4,932)	(603)	77.5%	(84.1)%
Market appreciation (depreciation)	12,689	(15,417)	(75)	182.3%	NM
Ending assets under management	$107,803	$96,224	$114,816	12.0%	(6.1)%
Average assets under management	$104,938	$104,962	$118,275	—%	(11.3)%

1 "NM" stands for Not Meaningful.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team									By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Thematic	Total	Artisan Funds & Artisan Global Funds	Separate Accounts[1]	Total
March 31, 2019
Beginning assets under management	$26,251	$22,967	$6,577	$17,681	$17,113	$179	$2,860	$1,993	$603	$96,224	$46,654	$49,570	$96,224
Gross client cash inflows	1,117	715	170	1,389	247	4	552	199	307	4,700	3,466	1,234	4,700
Gross client cash outflows	(1,485)	(1,387)	(395)	(996)	(870)	(2)	(217)	(405)	(53)	(5,810)	(4,113)	(1,697)	(5,810)
Net client cash flows	(368)	(672)	(225)	393	(623)	2	335	(206)	254	(1,110)	(647)	(463)	(1,110)
Market appreciation (depreciation)	4,949	2,432	818	1,797	1,959	20	188	441	85	12,689	5,944	6,745	12,689
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	—	—	—
Ending assets under management	$30,832	$24,727	$7,170	$19,871	$18,449	$201	$3,383	$2,228	$942	$107,803	$51,951	$55,852	$107,803
Average assets under management	$29,241	$24,197	$7,179	$19,447	$18,533	$195	$3,160	$2,151	$835	$104,938	$50,594	$54,344	$104,938

December 31, 2018
Beginning assets under management	$32,789	$27,902	$8,364	$21,189	$20,249	$193	$3,291	$2,282	$314	$116,573	$57,916	$58,657	$116,573
Gross client cash inflows	1,249	912	175	1,408	449	5	238	160	342	4,938	3,787	1,151	4,938
Gross client cash outflows	(2,329)	(2,718)	(587)	(2,485)	(861)	(7)	(499)	(365)	(19)	(9,870)	(7,749)	(2,121)	(9,870)
Net client cash flows	(1,080)	(1,806)	(412)	(1,077)	(412)	(2)	(261)	(205)	323	(4,932)	(3,962)	(970)	(4,932)
Market appreciation (depreciation)	(5,458)	(3,129)	(1,375)	(2,431)	(2,724)	(12)	(170)	(84)	(34)	(15,417)	(7,216)	(8,201)	(15,417)
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	(84)	84	—
Ending assets under management	$26,251	$22,967	$6,577	$17,681	$17,113	$179	$2,860	$1,993	$603	$96,224	$46,654	$49,570	$96,224
Average assets under management	$28,734	$25,028	$7,463	$19,166	$18,585	$183	$3,156	$2,152	$494	$104,962	$51,829	$53,133	$104,962

March 31, 2018
Beginning assets under management	$30,628	$29,235	$8,765	$21,757	$19,930	$282	$2,554	$2,253	$90	$115,494	$57,349	$58,145	$115,494
Gross client cash inflows	1,282	1,046	250	932	1,192	7	352	331	27	5,419	4,538	881	5,419
Gross client cash outflows	(2,186)	(1,798)	(584)	(589)	(529)	(4)	(258)	(72)	(2)	(6,022)	(3,458)	(2,564)	(6,022)
Net client cash flows	(904)	(752)	(334)	343	663	3	94	259	25	(603)	1,080	(1,683)	(603)
Market appreciation (depreciation)	1,147	128	(236)	(737)	(398)	7	10	(3)	7	(75)	(243)	168	(75)
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	(236)	236	—
Ending assets under management	$30,871	$28,611	$8,195	$21,363	$20,195	$292	$2,658	$2,509	$122	$114,816	$57,950	$56,866	$114,816
Average assets under management	$31,861	$29,678	$8,614	$21,962	$20,671	$294	$2,633	$2,450	$112	$118,275	$58,876	$59,399	$118,275

______________________________________
1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.
2 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of March 31, 2019
(unaudited)

	Composite							Average Annual Value-Added[2] Since Inception (bps)
	Inception	Strategy AUM	Average Annual Total Returns (%)
Investment Team and Strategy	Date	(in $MM)	1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$16,934	4.12%	14.75%	11.18%	17.73%	10.47%	567
MSCI All Country World Index			2.60%	10.67%	6.45%	11.98%	4.80%
Global Discovery Strategy	9/1/2017	$240	11.07%				14.41%	849
MSCI All Country World Index			2.60%				5.92%
U.S. Mid-Cap Growth Strategy	4/1/1997	$10,722	14.07%	15.32%	9.34%	18.14%	15.05%	485
Russell Midcap® Index			6.47%	11.82%	8.80%	16.87%	10.20%
Russell Midcap® Growth Index			11.51%	15.06%	10.88%	17.59%	9.38%
U.S. Small-Cap Growth Strategy	4/1/1995	$2,936	18.39%	23.11%	12.29%	20.76%	11.11%	198
Russell 2000® Index			2.05%	12.92%	7.05%	15.35%	9.13%
Russell 2000® Growth Index			3.85%	14.87%	8.41%	16.51%	7.82%
Global Equity Team
Global Equity Strategy	4/1/2010	$1,407	7.15%	15.88%	9.55%		12.53%	456
MSCI All Country World Index			2.60%	10.67%	6.45%		7.97%
Non-U.S. Growth Strategy	1/1/1996	$22,469	(0.54)%	7.79%	3.67%	11.54%	9.93%	533
MSCI EAFE Index			(3.71)%	7.27%	2.33%	8.95%	4.60%
Non-U.S. Small-Mid Growth Strategy[3]	1/1/2019	$851					15.63%	538
MSCI All Country World Index Ex USA Small Mid Cap							10.25%
U.S. Value Team
Value Equity Strategy	7/1/2005	$2,436	2.33%	11.12%	7.02%	14.34%	7.98%	(86)
Russell 1000® Index			9.30%	13.52%	10.63%	16.04%	8.84%
Russell 1000® Value Index			5.67%	10.45%	7.72%	14.51%	7.25%
U.S. Mid-Cap Value Strategy	4/1/1999	$4,734	0.27%	9.09%	4.88%	14.32%	12.52%	320
Russell Midcap® Index			6.47%	11.82%	8.80%	16.87%	9.32%
Russell Midcap® Value Index			2.89%	9.50%	7.21%	16.38%	9.55%
International Value Team
Non-U.S. Value Strategy	7/1/2002	$19,871	(2.82)%	7.63%	4.63%	13.77%	11.60%	571
MSCI EAFE Index			(3.71)%	7.27%	2.33%	8.95%	5.89%
Global Value Team
Global Value Strategy	7/1/2007	$18,449	0.09%	9.96%	6.71%	15.51%	8.21%	398
MSCI All Country World Index			2.60%	10.67%	6.45%	11.98%	4.23%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$201	(6.72)%	13.94%	6.65%	9.75%	5.81%	62
MSCI Emerging Markets Index			(7.41)%	10.68%	3.68%	8.94%	5.19%
Credit Team
High Income Strategy	4/1/2014	$3,323	5.36%	9.95%	7.11%		7.11%	242
ICE BofA Merrill Lynch U.S. High Yield Master II Total Return Index			5.94%	8.69%	4.69%		4.69%
Developing World Team
Developing World Strategy	7/1/2015	$2,228	4.90%	15.70%			10.18%	556
MSCI Emerging Markets Index			(7.41)%	10.68%			4.62%
Thematic Team
Thematic Strategy	5/1/2017	$687	18.61%				29.75%	1,810
S&P 500 Market Index (Total Return)			9.50%				11.66%
Other Assets Under Management[4]		$315

Total Assets Under Management		$107,803
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1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including mutual funds, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 11% of our assets under management at March 31, 2019, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 Value-added is the amount in basis points by which the average annual gross composite return of each of our strategies has outperformed the broad-based market index most commonly used by our clients to compare the performance of the relevant strategy. Value-added for periods less than one year is not annualized. The Artisan High Income Strategy may hold loans and other security types that may not be included in the ICE BofA Merrill Lynch U.S. High Yield Master II Total Return Index. At times, this causes material differences in relative performance. The Global Equity, Global Discovery and Thematic strategies’ investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio’s return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future.

Exhibit 6

3 Effective December 4, 2018, the Non-U.S. Small-Cap Growth strategy was re-named the Non-U.S. Small-Mid Growth strategy and the strategy was given increased degrees of freedom to invest in both small and mid-cap companies around the world. In connection with that change, the strategy’s prior composite was terminated and a new composite began on January 1, 2019. The performance information shown is from January 1, 2019 inception date.
4 Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.